EXHIBIT 4(B)

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            HARLEYSVILLE GROUP INC.




It is hereby certified that:

     1.The name of the Corporation is Harleysville Group Inc.

     2.The Restated Certificate of Incorporation of the Corporation is h ereby amended by striking out Paragraph (a) of Article Four thereof and by substituting in lieu of said Paragraph the following new Paragraph:

     "(a)The aggregate number of shares which the Corporation has authority to issue is: Eighty Million (80,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share (the "Common Stock") and One Million (1,000,000) shares of Series Preferred Stock of the par value of One Dollar ($1.00) per share (the "Preferred Stock")."

     3.The Amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned have executed this document and affirmed that the facts contained herein are true under penalties of perjury.

Date: April 25, 1996

                                       /s/ Walter R. Bateman
                                       Walter R. Bateman, II
                                       President and Chief Executive Officer

Attest:


/s/ Roger A. Brown
Roger A. Brown
Vice President, Secretary and
General Counsel


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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            HARLEYSVILLE GROUP INC.

                                 APRIL 22, 1992


                  Adopted Pursuant to Section 242 & 245 of the
                General Corporation Law of the State of Delaware

Certificate of Incorporation Originally Filed August 2, 1979

     1. The name of the Corporation is Harleysville Group Inc.

     2.The address of its registered office is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

     3.The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     4.(a) The aggregate number of shares which the Corporation shall have authority to issue is: Twenty-Three Million (23,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share (the "Common Stock") and One Million (1,000,000) shares of Series Preferred Stock of the par value of One Dollar ($1.00) per share (the "Preferred Stock").

     (b) The Preferred Stock may be issued from time to time by the Board of Directors as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article Four, to issue from time to time Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate pursuant to the General Corporation Law, the number of shares in each such series and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

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     (i)The  number  of  shares  to  constitute such series (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive designation thereof;

     (ii)The dividend rate on the shares of such series whether or not dividends on the shares of such series shall be cumulative, and the date or dates, if any, from which dividends thereon shall be cumulative;

     (iii)Whether or not the shares of such series shall be redeemable, and if redeemable, the date or dates upon or after which they shall be redeemable and the amount or amounts per share (which shall be, in the case of each share, not less than its preference upon involuntary liquidation, plus an amount equal to all dividends thereon accrued and unpaid, whether or not earned or declared) payable thereon in the case of the redemption thereof, which amount may vary at different redemption dates or otherwise as permitted by law;

     (iv)The right, if any, of holders of shares of such series to convert the same into, or exchange the same for, Common Stock or other stock as permitted by law, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

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Page 46

     (v)The amount per share payable on the shares of such series upon the voluntary and involuntary liquidation, dissolution or winding up of the Corporation;

     (vi)Whether the holders of shares of such series shall have voting power, full or limited, in addition to the voting powers provided by law, and, in case additional voting powers are accorded, to fix the extent thereof; and

     (vii)Generally to fix the other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of such series, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the Certificate of Incorporation of the Corporation or with the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of which there are shares then outstanding.

     (c)All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, except that to the extent not otherwise limited in this Article Four any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in Subparagraphs (b)(i) to (vii) inclusive of this Article Four.

     (d)Dividends on the outstanding Preferred Stock of each series shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the Common Stock with respect to the same quarterly dividend period. Dividends on any shares of Preferred Stock shall be cumulative only if and to the extent set forth in a certificate filed pursuant to law. After dividends on all shares of Preferred Stock (including cumulative dividends if and to the extent any such shares shall be entitled thereto) shall have been declared andpaid or set apart for payment with respect to any quarterly dividend period, then and not otherwise as long as any shares of Preferred Stock shall remain outstanding, dividends may be declared and paid or set apart for payment with respect to the same quarterly dividend period on the Common Stock out of the assets or funds of the Corporation legally available therefor.

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     (e)All  shares  of  Preferred  Stock  of all series shall be of equal rank, preference and priority as to dividends irrespective of whether or not the rates of dividends to which the particular series of Preferred Stock shall be entitled shall be the same and when the stated dividends are not paid in full, the shares of all series of Preferred Stock shall share ratably in the payment thereof in accordance with the sums which would be payable on such shares if all dividends were paid in full, provided, however, that any two or more series of Preferred Stock may differ from each other as to the existence and extent of the right to cumulative dividends, as aforesaid.

     (f) Except as otherwise specifically provided in the certificate filed pursuant to law with respect to any series of the Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have any right to vote for the election of directors or for any other purpose and the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share thereof held. In all instances in which voting rights are granted to the Preferred Stock or any series thereof, such Preferred Stock or series shall vote with the Common Stock as a single class, except with respect to any vote for the approval of any merger, consolidation, liquidation or dissolution of the Corporation and except as otherwise provided in the certificate filed pursuant to law with respect to any series of the Preferred Stock or as otherwise provided by law.

     (g)In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each series of Preferred Stock shall have preference and priority over the Common Stock for payment of the amount to which eachoutstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any payments shall be made to the holders of the Common Stock. If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation or the proceeds thereof, distributable among the holders of the shares of all series of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full. After the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for the payment in full set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock. A consolidation or merger of the Corporation with or into another corporation or corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article Four.

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     (h)In the event that Preferred Stock of any series shall be made redeemable as provided in Subparagraph (b)(iii) of this Article Four, the Corporation, at the option of the Board of Directors, may redeem at any time or times, and from time to time, all or any part of any one or more series of Preferred Stock outstanding by paying for each share the then applicable redemption price fixed by the Board of Directors as provided herein, plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, upon such notice and terms as may be specifically provided in the certificate filed pursuant to law with respect to such series of Preferred Stock.


     (i)No holder of Preferred Stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, any rights or options to purchase stock of any class or series whatsoever or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class or series whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration or by way of dividend.

5.The Corporation is to have perpetual existence.

6.In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

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7.Meetings  of  the stockholders may be held within or without the State of
Delaware, as the By Laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By Laws of the Corporation. Elections of directors need not be by written ballot unless the By Laws of the Corporation shall so provide.

8.A Director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholder; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law;
(iii)  for the unlawful payment of dividends or unlawful stock repurchases under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this Article.

9.The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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     WE,  THE UNDERSIGNED, being the Chairman of the Board, President & CEO, and the Secretary of Harleysville Group Inc., which company was previously incorporated pursuant to the General Corporation Law of the State of Delaware on August 2, 1979, and which Certificate of Incorporation was Amended & Restated as of April 9, 1986, and Amended as of May 6, 1987, do make this amended and restated Certificate of Incorporation, hereby declaring and certifying that this is our act and deed and the facts herein are true, that the Certificate of Incorporation has been adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and that, accordingly, we have hereunto set our hands this 1st day of June, 1992.

                                              /s/ B.W. Mitchell

                                              Bradford W. Mitchell
                                              Chairman of the Board,
                                              President & CEO

                                              /s/ Lucinda J. Gannon

                                              Lucinda J. Gannon
                                              Vice President, Secretary
                                              and General Counsel




     Subscribed and sworn to before me this 1st day of June, 1992, at Harleysville, Montgomery County, Pennsylvania.


                                              /s/ Agnes G. Draper

                                              NOTARY PUBLIC